FIRST AMENDMENT TO BUILD-TO-SUIT LEASE

This First Amendment to Build-to-Suit Lease ("First Amendment") is made and entered into as of March 29, 2000, by and between BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and EXELIXIS, INC. (formerly known as Exelixis Pharmaceuticals, Inc.), a Delaware corporation ("Tenant"), with reference to the following facts:

A. Landlord and Tenant are parties to a Build-to-Suit Lease dated as of May 12, 1999 (the "Lease") covering, among other things, a building presently under construction ("Building 1") on certain property owned by Landlord (the "Phase 1 Property") on Harbor Way in the City of South San Francisco, County of San Mateo, State of California. The Lease also includes various options and rights on the part of Tenant to have a second building constructed by Landlord, subject to certain conditions set forth in the Lease, on either the Phase 2-A Property or the Phase 2-B Property as defined in the Lease. Terms used in this First Amendment as defined terms but not defined herein shall have the meanings assigned to such terms in the Lease.

B. By letter dated September 27, 1999, Landlord (through its counsel) gave Tenant a Phase 2-B Acquisition Notice under Section 1.1(c)(iii) of the Lease, notifying Tenant that Landlord had Acquired the Phase 2-B Property. By letter dated December 20, 1999, Tenant exercised its option under Section 1.1(c) of the Lease to have a building constructed on the Phase 2-B Property and leased to Tenant, subject to the parties entering into a mutually acceptable lease agreement.

C. Landlord and Tenant have now reached mutual agreement on the terms and conditions to be applicable to the construction, leasing and occupancy of a new building to be constructed on the Phase 2-B Property and, in compliance with Section 1.1(c)(iii)(A) of the Lease, are entering into this First Amendment to set forth such terms and conditions in a written lease amendment.

NOW, THEREFORE, in reliance upon the foregoing recitals and upon the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Leasing of Building 2; Connector Bridge.

(a) Landlord shall construct and lease to Tenant, and Tenant shall lease from Landlord, subject to all of the terms and conditions of the Lease as amended by this First Amendment, a two-story office and laboratory building of approximately 49,000 square feet ("Building 2") to be located on the real property described as the Phase 2-B Property in the Lease and more particularly described on Exhibit A attached to this First Amendment and incorporated herein by this reference (the "Phase 2 Property").

(b) Substantially concurrently with the construction of Building 2, Landlord shall also construct, for the exclusive use of Tenant and its employees, suppliers, shippers, customers and invitees during the term of the Lease, an elevated connector bridge between Building 1 and Building 2 (the "Connector Bridge"). Upon substantial completion of the Connector Bridge and delivery of possession and use of the Connector Bridge to Tenant, the Connector Bridge shall be construed to be part of the Buildings for all purposes under the Lease, except that the square footage of the Connector Bridge shall not be taken into account in determining minimum rental amounts for Building 1 and/or Building 2 under Section 3.1(c) of the Lease, as amended.

(c) Exhibit A to the Lease is hereby amended by replacing the description of the Phase 2-B Property as set forth therein with the more precise description set forth in Exhibit A attached to this First Amendment. For purposes of this First Amendment and of the Lease as amended hereby, references to "the Phase 2 Property" shall be construed to refer to the Phase 2 Property as described in Exhibit A attached to this First Amendment.

(d) The location of Building 2 on the Phase 2 Property and the general design and layout of Building 2 as presently contemplated by the parties are shown on Exhibit B attached hereto and incorporated herein by this reference, subject to any subsequent modifications made by Landlord or by mutual agreement of the parties in accordance with the terms of the Lease as amended hereby. To the extent of any conflict between Exhibit B attached hereto and the Site Plan attached as Exhibit B to the Lease, Exhibit B attached hereto shall be controlling with respect to Building 2 and the Phase 2 Property.

2. Term. The Termination Date for the Lease shall be determined in accordance with the provisions of the Lease and is not affected by this First Amendment. Section 2.1(b) of the Lease is amended to read in its entirety as follows:

"(b) Tenant's minimum rental and Operating Expense obligations with respect to Building 2 and the Phase 2 Property shall commence on the earlier of (i) the date which is six (6) months after the date Landlord delivers to Tenant a Structural Completion Certification for Building 2 pursuant to the Workletter attached to this Lease as Exhibit C, as amended by the First Amendment to this Lease (subject to any adjustments authorized or required under the provisions of such Exhibit C, as amended), correctly notifying Tenant that Landlord's construction of the shell of Building 2 pursuant to Article V and Exhibit C is substantially complete, but in no event earlier than the date (adjusted for any Tenant Delay, as defined in Exhibit C, which delays Landlord's completion of the construction of the Connector Bridge) on which the construction of the Connector Bridge is substantially completed in all material respects, subject only to completion of Punch List Work (as defined in Exhibit C), or (ii) the date Tenant takes occupancy of and commences operation of its business in Building 2, the earlier of such dates being herein called the "Phase 2 Rent Commencement Date"), and shall end on the Termination Date, unless sooner terminated or extended (if applicable) as hereinafter provided. The parties presently contemplate that the delivery of the Structural Completion Certificate for Building 2 will occur on approximately September 1, 2000 and that the Phase 2 Rent Commencement Date will occur on approximately March 1, 2001."

3. Delay in Possession. For purposes of the first sentence of Section 2.3 of the Lease, Exhibit D attached to this First Amendment and incorporated herein by this reference (as hereafter modified, updated or supplemented by the parties from time to time) sets forth the Estimated Construction Schedule that Landlord shall use its best reasonable efforts to meet with respect to the construction of Landlord's work on Building 2 and the Connector Bridge.

4. Minimum Rental. Except as otherwise expressly provided below, the rental provisions set forth in Section 3.1 of the Lease shall be construed to apply solely to Building 1 and the Phase 1 Property and, as applied to Building 1 and the Phase 1 Property, are not affected by this First Amendment. The rental provisions applicable to Building 2 and the Phase 2 Property are as follows:

(a) Tenant shall pay to Landlord as minimum rental for Building 2, in advance, without deduction, offset, notice or demand, on or before the Phase 2 Rent Commencement Date and on or before the first day of each subsequent calendar month of the term of the Lease, the amounts per month set forth below in the column headed "Monthly Minimum Rental," subject to adjustment in accordance with the terms of this Paragraph 4 (provided, however, that the "Months" indicated in the left- hand column of the following table are to be measured from the Phase 1 Rent Commencement Date, with the result that if, for example, the Phase 1 Rent Commencement Date occurs on May 1, 2000 and the Phase 2 Rent Commencement Date occurs on March 1, 2001, Tenant shall pay minimum rental for Building 2 at the rate indicated for Months 001-012 for the months of March 2001 and April 2001, then shall pay minimum rental for Building 2 at the rate indicated for Months 013-024 beginning with the month of May 2001, since that will be Month 013 as measured from the Phase 1 Rent Commencement Date):

Months Monthly Minimum Rental

001 - 012 $ 131,810 ($2.69/sq ft)

013 - 024 151,410 ($3.09/sq ft)

025 - 036 155,330 ($3.17/sq ft)

037 - 048 159,250 ($3.25/sq ft)

049 - 060 163,660 ($3.34/sq ft)

061 - 072 168,070 ($3.43/sq ft)

073 - 084 171,990 ($3.51/sq ft)

085 - 096 176,890 ($3.61/sq ft)

097 - 108 163,660 ($3.34/sq ft)

109 - 120 168,560 ($3.44/sq ft)

121 - 132 174,440 ($3.56/sq ft)

133 - 144 161,210 ($3.29/sq ft)

145 - 156 167,090 ($3.41/sq ft)

157 - 168 155,820 ($3.18/sq ft)

169 - 180 162,190 ($3.31/sq ft)

181 - 192 168,560 ($3.44/sq ft)

193 - 204 174,930 ($3.57/sq ft)

If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of the Lease terminates on other than the last day of a calendar month, the minimum rental for such month shall be prorated based on the number of days the minimum rental obligation with respect to Building 2 is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(b) If Tenant properly exercises its right to extend the term of the Lease pursuant to Section 2.6 thereof, the minimum rental for both Buildings during the extended term(s) shall be determined in accordance with the procedure set forth in Sections 3.1(b) and 3.1(c) (if applicable) of the Lease.

(c) The minimum rental amounts specified in this Paragraph 4 are based upon an estimated area of 49,000 square feet for Building 2. If the actual area of Building 2 (measured from the exterior faces of exterior walls and from the dripline of any overhangs, except that in the case of any two-story recesses or overhangs, the area to the dripline of the overhang shall be counted as part of the area of the first story but not as part of the area of the second story), when completed, is greater or less than 49,000 square feet, then the minimum rental amounts otherwise applicable under this First Amendment with respect to Building 2 shall be adjusted for each rental period in strict proportion to the ratio between the actual area of Building 2 (determined on the basis of measurement described above in this sentence) and the assumed area of 49,000 square feet. Measurement of building area under this paragraph shall be made initially by Landlord's architect, subject to review and approval by Tenant's architect.

(d) The minimum rental amounts specified in Paragraph 4(a) assume that Landlord will incur, in the form of required payments to the City of South San Francisco, the Redevelopment Agency of the City of South San Francisco, and/or the owners and occupants of the parcels constituting the Phase 2 Property in connection with the eminent domain proceedings presently underway for the acquisition of such parcels (including, but not limited to, any required payments of compensation for condemned fee or leasehold interests, loss of goodwill, relocation expenses, attorneys' fees and other compensable items for which Landlord is responsible under applicable law or under the terms of its Disposition and Development Agreement with the Redevelopment Agency of the City of South San Francisco), aggregate acquisition costs of $2,505,000.00 for the Phase 2 Property. If, upon final completion of all eminent domain proceedings and all related litigation concerning the acquisition of the Phase 2 Property, Landlord's aggregate actual acquisition costs for the Phase 2 Property as described in the preceding sentence exceed $2,505,000.00, then fifty percent (50%) of the amount of such excess shall constitute "Excess Acquisition Costs" and Tenant shall pay to Landlord, as additional monthly rental for Building 2 during each month beginning on the Phase 2 Rent Commencement Date and continuing throughout the initial term of the Lease, an amount determined as follows:

(i) During the period from the Phase 2 Rent Commencement Date until the first anniversary of the Phase 2 Rent Commencement Date, such additional monthly rental shall be equal to the amount necessary and sufficient to amortize the Excess Acquisition Costs on a level payment basis over the period from the Phase 2 Rent Commencement Date until the scheduled expiration date for the initial Term of the Lease, with an imputed return at the rate of twelve percent (12%) per annum; and

(ii) During each subsequent one-year period from the first anniversary of the Phase 2 Rent Commencement Date until the expiration of the initial Term of the Lease (including, if applicable, any final period of less than one year between such expiration date and the immediately preceding anniversary of the Phase 2 Rent Commencement Date), such additional monthly rental shall be equal to one hundred four percent (104%) of the additional monthly rental in effect during the immediately preceding one-year period.

Landlord's sole rights with respect to recovering any portion of the Excess Acquisition Costs shall be through the additional monthly rental payable by Tenant hereunder and through those remedies available to Landlord under the Lease or under applicable law for the enforcement of rental obligations in the event of a default by Tenant under the Lease. To the extent Landlord's aggregate actual acquisition costs for the Phase 2 Property have not been finally determined as of the Phase 2 Rent Commencement Date, any rental adjustment determined to be appropriate under this paragraph upon such final determination shall be calculated retroactively to the Phase 2 Rent Commencement Date and the additional rental amounts allocable to the period from the Phase 2 Rent Commencement Date until the date of such final determination shall be paid by Tenant to Landlord in a single lump sum within thirty (30) days after Landlord gives Tenant written notice of such final determination.

(e) The Monthly Minimum Rental amounts specified in Paragraph 4(a) above assume a total Cost of Improvements (defined in accordance with Paragraph 2(c) of the Workletter attached as Exhibit C to the Lease) of $800,000.00 for the Connector Bridge. To the extent the actual total Cost of Improvements for the Connector Bridge is greater than $800,000.00, the excess of such actual total Cost of Improvements over $800,000.00 shall constitute the "Excess Connector Bridge Cost" and Tenant shall pay to Landlord, as additional monthly rental for Building 2 during each month beginning on the Phase 2 Rent Commencement Date and continuing throughout the initial term of the Lease, an amount determined as follows:

(i) During the period from the Phase 2 Rent Commencement Date until the first anniversary of the Phase 2 Rent Commencement Date, such additional monthly rental shall be equal to the amount necessary and sufficient to amortize the Excess Connector Bridge Cost on a level payment basis over the period from the Phase 2 Rent Commencement Date until the scheduled expiration date for the initial Term of the Lease, with an imputed return at the rate of twelve percent (12%) per annum; and

(ii) During each subsequent one-year period from the first anniversary of the Phase 2 Rent Commencement Date until the expiration of the initial Term of the Lease (including, if applicable, any final period of less than one year between such expiration date and the immediately preceding anniversary of the Phase 2 Rent Commencement Date), such additional monthly rental shall be equal to one hundred four percent (104%) of the additional monthly rental in effect during the immediately preceding one-year period.

Landlord's sole rights with respect to recovering any portion of the Excess Connector Bridge Cost shall be through the additional monthly rental payable by Tenant hereunder and through those remedies available to Landlord under the Lease or under applicable law for the enforcement of rental obligations in the event of a default by Tenant under the Lease. To the extent Landlord's aggregate actual Cost of Improvements for the Connector Bridge has not been finally determined as of the Phase 2 Rent Commencement Date, any rental adjustment determined to be appropriate under this paragraph upon such final determination shall be calculated retroactively to the Phase 2 Rent Commencement Date and the additional rental amounts allocable to the period from the Phase 2 Rent Commencement Date until the date of such final determination shall be paid by Tenant to Landlord in a single lump sum within thirty (30) days after Landlord gives Tenant written notice of such final determination.

(f) The Tenant Improvements in Building 2 are to be constructed in a single phase. Thus, the provisions of Sections 3.1(e) and 5.1(a) of the Lease and related provisions of the Workletter regarding the phasing of Tenant Improvements in Building 2 will not be applicable.

5. Stock Warrants. Within thirty (30) days after the execution of this First Amendment, Tenant shall deliver to Landlord or Landlord's designees (which may be any partners, shareholders or affiliates of Landlord or any affiliates of any such partners, shareholders or affiliates of Landlord) warrants registered in the name of Landlord or Landlord's designees for the acquisition of an aggregate of one hundred five thousand (105,000) shares of Tenant's common stock, subject to adjustment for reverse stock splits. Such warrants shall be in form and substance substantially identical to the warrants issued under Section 4.1 of the Lease in connection with Building 1, except that (i) the warrants shall be exercisable for a period beginning on the date of this First Amendment and ending on the fifth (5th) anniversary of the closing of the initial public offering (if any) of Tenant's common stock, and (ii) if Tenant completes an initial public offering of Tenant's common stock within twelve (12) months after the date of this First Amendment, then the exercise price per share for the warrants shall be equal to the price per share at which Tenant's initial public offering was consummated, but if Tenant does not complete such an initial public offering within such 12- month period, then the exercise price per share for the warrants shall be a price consistent with the most recent arm's-length financing consummated by Tenant at the time of execution of this First Amendment.

6. Construction. Subject to Paragraph 4(f) above, the respective responsibilities of Landlord and Tenant in connection with the construction of Building 2 and the Tenant Improvements therein and with respect to the payment of the costs of such construction shall be determined in accordance with Article 5 of the Lease and in accordance with the Workletter attached as Exhibit C to the Lease, except that (i) any references in such provisions to Building 1 and/or the Phase 1 Property shall be construed (where the context reasonably so requires) to refer instead to Building 2 and the Phase 2 Property, (ii) any references in such provisions to Exhibit D or the Estimated Construction Schedule shall be construed to refer to Exhibit D attached to this First Amendment, (iii) any references in such provisions to Common Areas of the Property shall be construed to refer to Common Areas of the Phase 2 Property as depicted on the Site Plan attached to this First Amendment as Exhibit B, and (iv) Landlord's Work relating to Building 2 shall include construction of the Connector Bridge in accordance with the Approved Plans (provided that, notwithstanding any other provisions of the Lease or of this First Amendment, substantial completion of construction of the Connector Bridge or any portion thereof shall not be considered a condition to Landlord's issuance of the Structural Completion Certificate for Building 2, but shall be a condition to Landlord's issuance of the Final Completion Certificate for Building 2). The parties expressly acknowledge that the provisions in Paragraph 4(b) of the Workletter relating to the sharing of costs for the Tenant Improvements (82% to Landlord and 18% to Tenant, up to a maximum Landlord's obligation of $115.00 per square foot [equivalent to a total Cost of Improvements of $140.24 per square foot], with any excess to be borne entirely by Tenant, subject to any other adjustments expressly provided for in the Workletter) shall be fully applicable to Building 2 on the same basis as they applied to Building 1.

7. Property. From and after the Phase 2 Rent Commencement Date, references in the Lease to the Property shall include both the Phase 1 Property and the Phase 2 Property, unless the context otherwise clearly requires. Without limiting the generality of the foregoing, it is the parties' express intention and understanding that from and after the Phase 2 Rent Commencement Date, Tenant shall be responsible for real and personal property taxes relating to Building 2 and/or the Phase 2 Property to the extent provided in Article 6 of the Lease. With respect to Operating Expenses, however, it is Landlord's intention (consistent with the election reserved to Landlord in Section 7.1(c) of the Lease) to treat the Phase 2 Property as part of the Britannia Pointe Grand Business Park for operation, maintenance, common area and Operating Expense purposes, while operating and accounting for the Phase 1 Property separately from the balance of the Britannia Pointe Grand Business Park for such purposes. For purposes of Section 7.3 of the Lease, prior to the Phase 2 Rent Commencement Date or as soon as reasonably practicable thereafter, Landlord shall notify Tenant in writing of Tenant's Operating Cost Share for the Phase 2 Property (determined in accordance with Section 7.1(c) of the Lease based on inclusion of the Phase 2 Property with the balance of the Britannia Pointe Grand Business Park but excluding the Phase 1 Property from such calculation) and shall revise its estimate of Operating Expenses payable under the Lease to include amounts allocable to the Phase 2 Property, on the basis of that determination of Tenant's Operating Cost Share and the then applicable estimated expenses for the Britannia Pointe Grand Business Park, effective as of the Phase 2 Rent Commencement Date. If the Phase 2 Rent Commencement Date falls on other than the first day of a month, Tenant's obligation for monthly payment of estimated Operating Expenses shall be prorated accordingly, and if the Phase 2 Rent Commencement Date falls on other than the first day of a Lease Year, the proration provisions of Section 7.5 of the Lease shall apply.

8. Non-Disturbance Agreement. Within thirty (30) days after Landlord's acquisition of fee title to the Phase 2 Property, Landlord shall deliver to Tenant a Non-Disturbance Agreement from Slough Estates USA Inc. or any other mortgagee, trustee, beneficiary, ground lessor or leaseback lessor then owning or holding a security interest in the Phase 2 Property, which Non-Disturbance Agreement shall be in form and substance substantially identical to that heretofore delivered by Landlord to Tenant with respect to the Phase 1 Property or shall otherwise be in form and substance reasonably acceptable to Tenant.

9. Security Deposit. In compliance with Section 18.1 of the Lease, on or before the Phase 2 Rent Commencement Date, Tenant shall deliver to Landlord an amount equal to the first full month's minimum monthly rental due with respect to Building 2, as determined under the provisions of Paragraph 4 of this First Amendment, which amount shall be held by Landlord as an additional Security Deposit under the Lease.

10. Brokers. Landlord agrees to pay a brokerage commission to Tenant's broker, Cornish & Carey Commercial, in connection with the consummation of this First Amendment in accordance with a separate agreement. Each party represents and warrants that no other broker participated in the consummation of this First Amendment and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.

11. Entire Agreement. The Lease, as amended by this First Amendment and the exhibits hereto, contains all the representations and the entire understanding between the parties with respect to Building 2, the Phase 2 Property and the other subject matter of this First Amendment. Any prior correspondence, memoranda or agreements are replaced in total by this First Amendment, the exhibits hereto and the Lease as amended hereby.

12. Execution and Delivery. This First Amendment may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

13. Full Force and Effect. Except as expressly set forth herein, the Lease has not been modified or amended and remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first set forth above.

"Landlord"

BRITANNIA POINTE GRAND LIMITED PARTNERSHIP, a Delaware limited partnership

By: BRITANNIA POINTE GRAND, LLC, a California limited liability company, General Partner

By: ______________________

T. J. Bristow

Its Manager, President and Chief Financial Officer

17035\3008\0011rv1

"Tenant" EXELIXIS, INC., a Delaware corporation By: _________________________ George A. Scangos President and CEO By: _________________________ Its: _________________________

EXHIBIT A

REAL PROPERTY DESCRIPTION

The Phase 2 Property (being the same property previously described as the Phase 2-B Property in the Lease) consists of all that certain real property in the City of South San Francisco, County of San Mateo, State of California, more particularly described as follows:

Parcel One (former Wilson/Calpico parcel):

BEGINNING at a point on the Easterly line of that certain 50 foot wide roadway described in the Deed from Ed Reyburn Guerin and Grace F. Guerin, his wife, to Ed Rosemont, dated April 16, 1948 and recorded April 21, 1948 in Book 1454 of Official Records of San Mateo County at Page 293 (27142-H), said point of beginning being distant thereon North 00o 06' 30" East 203 feet from the Southerly boundary of that certain 15.743 acre tract of land described in the Deed from Metal and Thermit Corporation, a corporation, to Grace F. Guerin, dated June 17, 1947 and recorded July 24, 1947 in Book 1352 of Official Records of San Mateo County at Page 373 (77876-G); thence from said point of beginning, South 00o 06' 30" West 203 feet to the aforesaid Southerly boundary line of the 15.743 acre tract of land; thence along said Southerly boundary line North 89o 55' 28" East 87.12 feet to the Southeasterly corner of said 15.743 acre tract; thence Northeasterly along the Southeasterly line of said 15.743 acre tract, North 52o 10' 30" East 258.68 feet and North 33 o 21' 30" East 52 feet; thence leaving the Southeasterly line of said 15.743 acre tract, Westerly in a direct line 310 feet, more or less, to the point of beginning.

APN 015-042-050

Parcel Two (former Kaul/Rizzetto parcel):

BEGINNING at a point on the Easterly line of that certain 50 foot wide roadway described in the Deed from Ed Reyburn Guerin and Grace F. Guerin, his wife, to Ed Rosemont, dated April 16, 1948 and recorded April 21, 1948 in Book 1454 of Official Records of San Mateo County at Page 293 (27142-H), said point of beginning being distant thereon North 00o 06' 30" East 294.00 feet from the Southerly boundary of that certain 15.743 acre tract of land described in the Deed from Metal and Thermit Corporation, a corporation, to Grace F. Guerin, dated June 17, 1947 and recorded July 24, 1947 in Book 1352 of Official Records of San Mateo County at Page 373 (77876-G); thence from said point of beginning, North 89o 52' 30" East 380.00 feet, more or less, to a point on the Easterly line of said 15.743 acre tract above referred to; thence South 33o 21' 30" West, along the Easterly line of said 15.743 acre tract, 110.00 feet, more or less, to the Northerly line of the lands described in the Deed from Grace F. Guerin to Pacific Coast Builders, a co-partnership, dated October 26, 1954 and recorded October 27, 1954 in Book 2677 of Official Records of San Mateo County at Page 73 (97326-L); thence along the last mentioned line Westerly 310.00 feet, more or less, to the Easterly line of that 50 foot wide roadway above mentioned; thence along the last mentioned line, North 00 o 06' 30" East 91.00 feet to the point of beginning.

APN 015-042-070

EXHIBIT D

ESTIMATED CONSTRUCTION SCHEDULE

Estimated schedule is as follows, subject to modification and/or supplementation by mutual agreement of the parties from time to time during the course of the work described therein:

Task Date

Indicator Program 3/20/00

Drive indicators 4/03/00

Drive Production 4/24 - 5/12/00

P/C & G/B 5/15 - 5/26/00

Pour P/C & G/B 6/02/00

Structural Steel Start 6/05/00

Structural Steel Complete 6/23/00

Pour 2nd Floor 6/28/00

Pour Roof 6/30/00

Pour 1st Floor (complete) 7/12/00

Exterior Framing 7/17 - 9/08/00

Dryvit (EFIS) 8/07 - 10/06/00

Fire Sprinklers 2nd Floor 7/07 - 7/19/00

Fire Sprinklers 1st Floor 7/19 - 7/28/00

Roofing 7/31 - 8/11/00

Start Tenant Improvements 7/24/00